Exhibit 5.1

[Letterhead of Squire, Sanders & Dempsey L.L.P.]

November 2, 2010

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402

Re:	$500,000,000 1.125% Medium-Term Notes, Series R (Senior), due October 30, 2013 (the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-150298) (the “Registration Statement”) filed on April 17, 2008 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the issuance and sale of the Notes pursuant to a Pricing Supplement dated October 28, 2010 (“Pricing Supplement”); the Officers Certificate and Company Order (“Company Order”) attached as an exhibit to the Company Order; the Indenture dated as of October 1, 1991 (the “Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”); and the resolutions adopted by the Company’s Board of Directors on April 15, 2008 (the “Resolutions”) attached as an exhibit to the Company Order. A copy of the Pricing Supplement was filed pursuant to Rule 424(b) (2) with the Commission on November 1, 2010, and a copy of the Company Order was filed with the Commission as an exhibit to the Corporation’s Current Report on Form 8-K filed on April 28, 2008.

We have examined the Registration Statement, Pricing Supplement, Company Order, Indenture and Resolutions and duplicates of the global master note representing the Notes. We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of the Notes, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

U.S. Bancorp
November 2, 2010

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Company and, when executed, authenticated and delivered in accordance with the terms of the Indenture, Company Order and Pricing Supplement and issued and paid for by any purchaser of the Notes, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinions set forth above are subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are licensed to practice law in the State of New York and, accordingly, the foregoing opinions are limited solely to the laws of the States of New York, the corporate law of the State of Delaware and applicable federal laws of the United States of America. We express no opinion as to matters governed by any laws other than laws of the State of New York, the corporate law of the State of Delaware the federal laws of the United States of America.

This opinion is intended solely for your use in connection with the Company’s Registration Statement on Form S-3 and the issuance and sale of the Notes pursuant to the Pricing Supplement and may not be reproduced, filed publicly, or relied upon by you for any other purpose or by any other person for any purpose without my prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K incorporated by reference in the Registration Statement and to the use of our name therein.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.